Exhibit 10.21

EXECUTION COPY

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into as of this 7th day of May, 2004, by and among Kenneth L. Manley (“Shareholder”), Life Quotes Acquisition, Inc., a Delaware corporation (the “Company”) and Quotesmith.com Inc., a Delaware corporation (the “Parent”).

W I T N E S S E T H

WHEREAS, Life Quotes, Inc., a Michigan corporation (the “Seller”), the Company, the Parent and the Shareholder have entered into an Asset Purchase Agreement dated as of January 31, 2004 (“APA”), pursuant to which the Seller and the Shareholder have agreed to sell to the Company substantially all of the assets of the Seller;

WHEREAS, an affiliate of Shareholder is selling certain real estate to the Company (the “Real Estate”) in connection with the APA pursuant to a Real Estate Purchase Agreement (the “Real Estate Agreement”);

WHEREAS, Shareholder is the sole shareholder of the Seller, and will therefore receive a direct and substantial economic benefit from the sale of the assets of the Seller to the Company pursuant to the APA and the Sale of the Real Estate to the Company pursuant to the Real Estate Agreement;

WHEREAS, Shareholder, Parent and the Company agree that the assets being acquired by the Company from Seller under the APA and the Real Estate under the Real Estate Agreement would be of little or no value unless Shareholder is restricted from competing with the Company and the Parent as herein provided; and

WHEREAS, it is an express condition precedent to the Company’s and the Parent’s respective obligations under the APA that Shareholder execute and deliver this Agreement and Shareholder is executing and delivering this Agreement in satisfaction of such condition precedent.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto (intending to be legally bound) hereby agree as follows:

1.    Non-Competition.

(a)   Shareholder acknowledges and agrees that (1) the business being acquired by the Company from the Seller pursuant to the APA is the “Business” as defined in the APA; (2) the Business territory is comprised of all fifty states of the United States of America (the “Territory”); and (3) the Company and the Parent will suffer substantial and irreparable harm in the event Shareholder and his affiliates (as defined by the rules and regulations of the United States Securities and Exchange Commission) should enter into competition with the Company or the Parent or disclose any of the affairs of the Company, the Parent, the Seller or of Shareholder relating to the Business to any third parties. Accordingly, and in order to induce the Company and the Parent to enter into the APA and to consummate the transactions contemplated thereby, Shareholder hereby agrees on his own behalf and that of his affiliates that from the date hereof until the date which is three (3) years after the date hereof (the “Term”) that he and his affiliates:

(i)    will not, directly or indirectly, whether as an officer, manager, director, consultant (independent or otherwise), agent, employee, partner, shareholder, participant, member, owner or otherwise, engage in nor, participate in, become associated in any manner whatsoever or have any financial interest in or aid or assist in any person or entity in the conduct of, or otherwise engage in any aspect or segment of the Business (except as expressly permitted by the APA) or any other business which competes with the Business in the Territory;

(ii)   will not, directly or indirectly, interfere with, disrupt, or attempt to disrupt or induce, persuade or entice, any past, present, or prospective relationship, contractual or otherwise, between the Company or the Parent and any insurance company, insurance agent, insurance provider, landlord, dealer, distributor, agent, principal, customer, supplier or employee of the Company or Parent;

(iii)  will not, directly or indirectly, call on, employ, engage or solicit the employment or engagement by others of any employee or former employee of the Company, the Parent or the Business or otherwise encourage any employee or independent contractor of parent or company to terminate his or her employment with parent or company or to enter into employment with any person or entity, as the case may be, unless such employee or former employee has not been employed by the Company, the Parent or the Business, as the case may be, for a period in excess of twelve (12) months; and

(iv)  will not, directly or indirectly, slander, libel, disparage or through any other means take any action which is intended to be or might be negative or detrimental to the Company, the Parent, the Business or the Company’s or Parent’s respective assets, business, personnel, prospects or operations, including but not limited to making comments on any internet “Message Board” or website or similar service or means of communication.

(b)   Shareholder acknowledges that the restricted period of time (three years), geographical area (Territory) and line of business (Business) under Section 1(a) hereof are reasonable, in view of the nature of the Business, the Shareholder’s knowledge of the Business, as well as the fact that Shareholder and his affiliates received a substantial portion of the consideration paid under the APA and the Real Estate Agreement. Notwithstanding the foregoing, if any provision, or any part hereof, of this Section 1 is held to be unenforceable because of the duration thereof, the area covered thereby or with respect to any particular activity, the parties agree that the court making the determination shall have the power to reduce the duration or the scope of such provision, or to delete specific words or phrases, and in its reduced or amended form, such provision shall then be enforceable and be enforced.

(c)   Shareholder and his affiliates intend to, and do hereby, confer jurisdiction to enforce the covenants contained in this Section 1 upon the courts of (i) any jurisdiction within the State of Illinois or (ii) if Shareholder or his affiliates is alleged to be competing with the Company or the Parent or otherwise acting in violation of this Section 1 in any other jurisdiction, then in any other jurisdiction in which such alleged competition or action takes place. If the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, such determination shall not bar or in any way affect the right of the Company or the Parent to the relief provided above in the courts of any other jurisdiction in which such covenants may be enforced as provided herein, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable in diverse and independent covenants.

(d)   Section 7.4(d) of the APA provided that Shareholder, together with certain affiliates of Shareholder, may sell life insurance products so long as all such insurance products are placed directly through the Parent, the Company, or their respective affiliates, in accordance with the terms of an Agency Agreement in the form attached as Exhibit K to the APA. The parties to this Agreement acknowledge and agree that Shareholder shall not be in violation of this Agreement so long as Shareholder and his affiliates comply with the terms and conditions of Section 7.4(d) of the APA and any such Agency Agreement entered into pursuant thereto.

2.    Nondisclosure.

Except with the prior written consent of the Company or the Parent in each instance, Shareholder shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any “Confidential Information” relating to (a) the Business or assets acquired by the Company from the Seller or (b) the Company, Parent or any parent, subsidiary or affiliate thereof. Confidential Information shall include, but shall not be limited to, information or data relating to (i) the Business, operations, systems, services, know-how, trade secrets, dealer, potential and actual distributor and customer lists, pricing policies, operational methods, marketing plans, product plans, acquisition plans, design and design projects, technical or non-technical data, formulas, patterns, compilations, programs, inventions and research projects and all other plans of the Company or the Parent or which are embodied in the Assets acquired pursuant to the APA, and (ii) the business, operations, personnel, activities, financial affairs, and other information relating to the Company or the Parent and their respective customers and employees; provided, however, Confidential Information shall not include any information that Shareholder can demonstrate: (a) is generally publicly available, (b) is obtained from a source other than the Company, Parent or Seller, which source is not under a confidentiality obligation to the Company, Parent or Seller; or (c) is legally required to be disclosed, after giving prior written notice to the Company and Parent.

3.    Remedies for Certain Breaches.

If Shareholder or his affiliates commits a breach, or threatens to commit a breach, of any of the provisions of Section 1 or Section 2, the Company and the Parent shall have the following rights and remedies, each of which rights and remedies shall be independent of the others, and shall be severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available under law or in equity to the Company and the Parent:

(i)    the right and remedy to have the provisions of Section 1 and/or Section 2 enforced by any court of competent jurisdiction by injunction, restraining order, specific performance or other equitable relief in favor of the Company and the Parent, it being acknowledged and agreed that any breach or threatened breach of Section 1 and/or Section 2 by Shareholder will cause irreparable injury to the Company and the Parent and that money damages will not provide an adequate remedy to the Company or the Parent; and

(ii)   the right and remedy to require Shareholder or his affiliates to account for and pay over to the Company all compensation, profits, monies, accruals, distributions, increments or other benefits (collectively, “Benefits”) derived or received by Shareholder or his affiliates as the result of any transaction constituting a breach of any of the provisions of Section 1 and/or Section 2 and Shareholder or his affiliates hereby agree to account for such Benefits and pay over all such Benefits to the Company.

4.    Survivability; Affiliates.

For purposes of Section 1, 2, 3 and 7(b), the “Company” and the “Parent” shall be deemed to include any of their respective affiliates. The rights and remedies of the Company and the Parent pursuant to Section 3 of this Agreement shall survive the expiration of this Agreement with regard to any breach of the obligations of Shareholder under (a) Section 1 that occurs prior to the expiration of the Term or (b) Section 2.

5.    Assignment.

The Company shall have the right to assign its rights under this Agreement in connection with any sale or disposition of all or substantially all of the assets of the Company or any merger or consolidation of the Company.

6.    Notices.

All notice, request, instruction, correspondence, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail, postage prepaid and return receipt requested to the address shown below unless changed by notices given as herein provided:

(a)  if to the Shareholder, to:

Kenneth L. Manley 758 Soda Creek Drive Evergreen, Colorado 80439
Facsimile:	(800) 690-6550

with a copy to:

Welborn, Sullivan, Meck & Tooley, P.C. 821 17th Street Suite 500 Denver, Colorado 80202
Facsimile:	(303) 832-2366
Attention:	John F. Meck

(b) if to the Company or to Parent, to:

Quotesmith.com Inc. 8205 South Cass Avenue, No. 102 Darien, Illinois 60561
Facsimile:	(630) 515-0276
Attention:	Robert S. Bland, Chairman, Chief Executive Officer and President

with a copy to:

Duane Morris LLP 227 West Monroe Street Suite 3400 Chicago, Illinois 60606
Facsimile:	(312) 499-6701
Attention:	David J. Kaufman

7.    Miscellaneous.

(a)   This Agreement and the APA constitute the sole and entire agreement between the Shareholder, the Parent and the Company with respect to the matters referred to herein and shall not be altered, modified or amended except by written instrument signed by the party against whom such alteration, modification or amendment is sought to be enforced.

(b)   This Agreement shall inure to the benefit of, and be binding upon (i) the parties hereto, (ii) the heirs, administrators, executors and personal representatives of Shareholder, (iii) the Company, the Parent and their respective affiliates, as set forth in Section 4 and (iv) the respective successors and permitted assigns of the Company and the Parent, as provided for herein.

(c)   The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

(d)   It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

(e)   This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof. If any provisions of this Agreement as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ KENNETH L. MANLEY
Kenneth L. Manley

LIFE QUOTES ACQUISITION, INC.

By	/s/ ROBERT S. BLAND
Robert S. Bland, President

QUOTESMITH.COM INC.

By	/s/ ROBERT S. BLAND
Robert S. Bland, President